UNDERWRITING AGREEMENT

This underwriting agreement (the “Agreement”) is made and entered into on 25 July 2003 by and among:

(i)	the entities identified in Schedule 1 hereto (each individually, an “Equity Investor”, and collectively the “Equity Investors”), who are all shareholders (or affiliated with shareholders) in Petroleum Geo-Services ASA (“PGS”) as of the date hereof, and

(ii)	PGS.

1.	Definitions

All capitalized terms in this Agreement not defined herein shall have the same meaning as set forth in that certain plan of reorganisation for Petroleum Geo-Services ASA, to be filed with the United States Bankruptcy Court, Southern District of New York, on or about the date of this Agreement (the “Plan”).

In this Agreement, the following terms shall have the following meanings:

ad hoc Committee	Has the meaning set forth in the Plan Support Agreement; in the event that the Creditors’ Committee (as defined in the Plan Support Agreement), is substituted for the ad hoc Committee in accordance with the terms of the Plan Support Agreement, then the term “ad hoc Committee”, as used herein, shall be deemed to refer to the Creditors’ Committee

Allowed Rights Holders	Any holder (including each Equity Investor) of more than [ ] Allowed Existing Ordinary Shares as of the Effective Date or such other date as designated in the Plan

Business Day	Means any day other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a)

Commitment	The maximum amount of funds set forth in the column entitled “Commitment” on Schedule 1, attached hereto and made a part hereof, which maximum amount represents the amount an Equity Investor has committed itself hereunder

Equity Investor Amount	With respect to an individual Equity Investor, immediately available funds in an amount equal to the product of such Equity Investor’s Total Commitment Percentage multiplied by $21.25 million

Excess Rights Offering Shares	The Rights Offering Shares not purchased by the Allowed Rights Holders pursuant to the Plan

Forfeited Shares	Has the meaning set forth in Section 9.1.

Major Event	As used herein, (A) a Force Majeure occasioned exclusively by the following: (i) forces of nature without interference of any person, and (ii) acts of war, including acts of terrorism; or (B) an industrial accident caused by forces outside of the control of the parties to this Agreement.

Material Adverse Change	An adverse change in the consolidated business, assets, operations, or earnings of PGS and its consolidated subsidiaries which cause the enterprise value of PGS as of the date that an Equity Investor alleges such Material Adverse Change occurred to be equal to or less than 80% of the mid-point of the range of enterprise values of PGS as set forth in the Disclosure Statement filed with the Bankruptcy Court on the Commencement Date

Offer Period	The period during which the Rights Offering Shares (excluding any Reserved Rights Offering Shares purchased by the Equity Investors) are offered to the Allowed Rights Holders, such offer being made in compliance with the Plan and any applicable securities laws

Package B Holders	Those holders of Class 4 Allowed Claims under the Plan (i) that elected or were deemed to elect to receive their Pro Rata Share of the Package B Distribution, and (ii) whose New PGS Ordinary Shares became Offered Shares in accordance with the terms of the Plan

Reserved Rights Offering Shares	25% of the Rights Offering Shares reserved for purchase by the Equity Investors pursuant to the terms of the Plan and this Agreement

Rights Offering Shares	30% of the New PGS Ordinary Shares

Term Sheet	The Petroleum Geo-Services ASA Summary of Proposed Terms for Balance Sheet Restructuring attached as Exhibit A to the Plan Support Agreement

Total Commitment	The sum of the Commitments

Total Commitment Percentage	The percentage set forth in the column entitled “Percentage of Total Commitment” on Schedule 1 attached hereto and made a part hereof

2.	Background and Purpose; Relationship with Plan Support Agreement

2.1	On 18 June 2003, PGS entered into the Plan Support Agreement. Subject to the reservations and qualifications set forth in the Plan Support Agreement, the parties thereto agreed to support the implementation of the Plan which, among other things, would provide for a resolution, settlement and treatment of the claims and causes of action of the Bondholders, the Banks, the Existing Junior Debentureholders, the Allowed Rights Holders, and the Equity Investors as set forth in the Term Sheet and Plan.

Part of the consideration for the execution of the Plan Support Agreement was that the Equity Investors and the Allowed Rights Holders would, pursuant to the terms of the Plan, be entitled to participate in the Rights Offering pursuant to this Agreement and the Plan. In exchange for such an opportunity to purchase Rights Offering Shares, the Equity Investors agreed to support the Plan and to be bound by the terms set forth in this Agreement.

2.2	The purpose of this Agreement is to define the rights and obligations of the Equity Investors, PGS and the Package B Holders with respect to the purchase and sale of the Reserved Rights Offering Shares and the Excess Rights Offering Shares, if any.

3.	Nature of this Agreement

3.1	This Agreement shall be binding upon the parties hereto immediately upon execution by all parties.

3.2	(a)	It is expressly agreed and understood that (i) this Agreement is entered into by PGS for the benefit of each of the Package B Holders; (ii) PGS shall act in compliance with the terms of the Plan; (iii) the Package B Holders are intended third party beneficiaries of this Agreement; and (iv) this Agreement constitutes a “third party agreement” (‘tredjemannsløfte’) for the purposes of Norwegian law, creating binding obligations on the Equity Investors to the Package B Holders.

	(b)	Consequently, each Package B Holder (or any agent appointed for them by the Bankruptcy Court or pursuant to the Plan) shall, subject to Section 12.8 (so long as the remedies set forth in such Section 12.8 are valid, binding and enforceable in full), have the right to sue, for specific performance and/or damages, any Equity Investor (i) who fails to comply with its obligations hereunder or (ii) if such Equity Investor’s Commitment cannot be met in whole or in part on account of contravention of the representations and warranties set forth below.

4.	Representations and Warranties of Equity Investors

4.1	Each Equity Investor represents and warrants that:

(a)	it has sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of its investment in Rights Offering Shares and its execution of this Agreement;

(b)	it is a shareholder of PGS or affiliated with a shareholder of PGS and, in the case of Umoe Invest AS only, was actively involved in the negotiation of the Term Sheet;

(c)	it is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”);

(d)	it will acquire Rights Offering Shares solely for its own account and for investment and not with a view to, or for sale in connection with, the distribution of such Rights Offering Shares in the United States;

(e)	it understands that the Rights Offering Shares have not been and may not be registered under the Securities Act or any applicable U.S. state securities laws, and that the Securities may be resold, pledged, hypothecated, transferred or otherwise disposed of only if registered under the Securities Act and applicable U.S. state securities laws, or if an exemption from such registration requirements is available, including pursuant to any “offshore transaction” under Regulation S under the Securities Act (provided, that the New PGS Ordinary Shares will be registered with the Oslo Stock Exchange and will be tradeable on such exchange subject to any restrictions or limitations imposed thereby) ; and

(f)	it is sufficiently capitalised to undertake the obligations set forth in this Agreement.

4.2	Each party to this Agreement represents and warrants that:

(a)	it is duly authorised to enter into this Agreement; and

(b)	compliance with the terms set forth in this Agreement does not require any consent, approval or other authorisation from any entity, including any governmental authority (other than the Bankruptcy Court), and shall not violate any laws, rules, or other regulations or such Equity Investor’s own memorandum and articles of association.

5.	Rights Offering and Commitment

5.1	Pursuant to the Plan, the Rights Offering Shares (not including the Reserved Rights Offering Shares purchased by the Equity Investors) shall be offered to the Allowed Rights Holders.

5.2	In addition to any subscription it may make under Section 5.1, in accordance with this Agreement and the Plan, each Equity Investor hereby covenants and agrees that it shall:

(a)	as consideration for the applicable Reserved Rights Offering Shares to be subscribed to pursuant to Section 5.2(b) below, on or prior to the Effective Date, deposit its Equity Investor Amount with the Rights Agent, for payment to the Package B Holders in accordance with the Plan.

(b)	subscribe for a number of Reserved Rights Offering Shares equal to the product of (i) its Total Commitment Percentage, multiplied by (ii) the number of Reserved Rights Offering Shares, and purchase such Reserved Rights Offering Shares on the Effective Date (or such other date as prescribed in the Plan).

(c)	purchase and pay for a number of Excess Rights Offering Shares equal to, but not to exceed, the product of (a) its Total Commitment Percentage, multiplied by (b) the number of Excess Rights Offering Shares.

5.3	The settlement of the purchase and sale of the Reserved Rights Offering Shares and the Excess Rights Offering Shares shall be made pursuant to the Plan. The parties hereto recognize that the settlement of the Excess Rights Offering Shares may be delayed if the sale of the Rights Offering Shares (excluding the Reserved Rights Offering Shares purchased by the Equity Investors) to the Allowed Rights Holders can only be made on a registered basis under US securities laws. Such delay shall not affect the obligations of the Equity Investors set forth herein. PGS shall take all reasonable steps to ensure that the registration is completed as soon as reasonably practical, as set forth in Section [6.11] of the Plan.

5.4	The parties hereto agree that, on or prior to the Voting Deadline, the Equity Investors may, by separate agreement amongst themselves, and after written notice to PGS and the ad hoc Committee, agree to redistribute the Commitments, provided that the Total Commitment shall not be increased or decreased as a result thereof.

6.	Validity of the Commitments

6.1	Subject to 6.2 below, the Commitments shall immediately lapse upon the termination of the Plan Support Agreement (other than for reasons set forth in Sections 10(i) of the Plan Support Agreement) in accordance with the terms thereof, provided that, notwithstanding the termination of the Plan Support Agreement on the Effective Date of the Plan, if the sale of the Rights Offering Shares (excluding the Reserved Rights Offering Shares purchased by the Equity Investors) to the Allowed Rights Holders can only be made on a registered basis under US securities laws, this Agreement shall only terminate on the earlier to occur of the Rights Offering Distribution Date or March 31, 2004.

6.2	(a)	Following the execution of this Agreement and prior to the last day of the Offer Period, any Equity Investor that is not in breach of the terms of this Agreement or the Plan may, by motion to the Bankruptcy Court, seek the Bankruptcy Court’s determination that a Major Event has occurred and that such Major Event directly caused a Material Adverse Change. If the Bankruptcy Court, after a hearing, determines that a Major Event has occurred and that such Major Event directly caused a Material Adverse Change, the Commitments of each such non-breaching Equity Investor shall immediately lapse. If the Bankruptcy Court, following notice and a hearing, determines that no Major Event has occurred or that an existing Major Event was not the direct cause of any Material Adverse Change, the Equity Investors obligations under this Agreement and the Plan shall continue. During the duration of any such Bankruptcy Court hearings pursuant to this Section 6.2(a), the obligations of the Equity Investors that are a party to such proceedings shall be stayed.

(b)	If any Bankruptcy Court proceedings are initiated pursuant to Section [6.2](a), the moving Equity Investor(s) shall provide notice to each Package B Holder, PGS and to the Disbursing Agent (or such agent appointed by the Bankruptcy Court or the pursuant to the Plan) for the Package B Distribution.

(c)	The moving Equity Investor(s) shall, at all times, carry the burden of proving the existence of a Major Event and that such Major Event directly caused the alleged Material Adverse Change.

6.3	This Agreement may be terminated on 10 Business Days written notice to PGS and the Creditors’ Committee, if, at a time when the Equity Investors are the registered holders of either any of the Allowed Existing Ordinary Shares or the New PGS Ordinary Shares, such shares are not listed on the Oslo Stock Exchange and are not so listed at the end of such 10 Business Day notice period.

6.4	Upon termination of this Agreement, all obligations hereunder shall terminate and shall be of no further force and effect; provided, however, that the rights of the Package B Holders set forth in Section 3.2 above shall survive the termination of this Agreement.

7.	Information Relating to the Company

In signing this Agreement, each Equity Investor confirms, represents and warrants that it has received, and had the opportunity to review the Plan Support Agreement, the Term Sheet, the Plan, and all publicly available information pertaining to PGS, its business, operations, and financial information as it has deemed necessary. In the case of Umoe Invest AS only, it acknowledges that its majority shareholder, Mr. Jens Ulltveit-Moe, is involved in the management of PGS and participated in the negotiation of the Term Sheet.

8.	Fees, Costs and Commissions

The right of the Equity Investors to purchase the Reserved Rights Offering Shares and to participate in the Rights Offering as an Allowed Rights Holder represents the consideration the Equity Investors receive in return for (i) the Equity Investors underwriting the purchase of the Rights Offering Shares for US$85 million, the proceeds of which are payable to the Package B Holders, and (ii) the undertakings given by the Equity Investors in the Plan Support Agreement. No Equity Investor shall be entitled to any fee, commission or other consideration from PGS, the ad hoc Committee, the Package B Holders or any other party in respect of their Commitments and this Agreement.

All parties to this Agreement shall pay their own costs and expenses incurred in connection herewith; provided, however, that PGS has agreed, pursuant to other agreements, to pay the reasonable fees and expenses of the ad hoc Committee (including its reasonable attorneys’ and financial advisor fees and expenses). PGS confirms that it has not and will not agree to pay to any person any compensation in respect of the Commitments or the purchase of Rights Offering Shares hereunder.

9.	Failure to Honour Commitments

9.1	If any Equity Investors fails to comply with the terms of this Agreement or the Plan, with respect to the purchase of any Reserved Rights Offering Shares or Excess Rights Offering Shares, then:

(a)	such defaulting Equity Investor shall immediately forfeit its right to receive such shares (the “Forfeited Shares”) but shall still be entitled to participate in the Rights Offering as an Allowed Rights Holder;

(b)	at the time of each such default, the Rights Agent shall send a written notice (the “Forfeited Shares Notice”) to any non-defaulting Equity Investor informing it of the number of Forfeited Shares available for sale, and the price payable in respect therefore;

(c)	if a Forfeited Shares Notice is sent by the Rights Agent, each non-defaulting Equity Investor shall have the right, but not the obligation, to purchase any or all of the Forfeited Shares for the purchase price payable by the defaulting Equity Investor (if two non-defaulting Equity Investors desire to purchase such shares, and they cannot agree amongst themselves to the amount that each such Equity Investor shall purchase, such shares shall be evenly divided between each such Equity Investor);

(d)	if any non-defaulting Equity Investor elects to purchase Forfeited Shares pursuant to a Forfeited Shares Notice, within five (5) business days of the date on such notice, it shall deposit, in immediately available funds, the applicable purchase price with the Rights Agent and the Forfeited Shares so purchased shall be transferred to the purchasing non-defaulting Equity Investor as soon as practicable thereafter. Any such purchase shall reduce the Commitment of the defaulting Equity Investor to the Package B Holders as if the defaulting Equity Investor had made such purchase when due;

(e)	if, after a Forfeited Shares Notice is sent by the Rights Agent, any Forfeited Shares are not purchased by a non-defaulting Equity Investor then, with respect to Forfeited Shares consisting of Reserved Rights Offering Shares, such Forfeited Shares shall be included as Rights Offering Shares as part of the Rights Offering, and, with respect to Forfeited Shares consisting of Excess Rights Offering Shares, such shares shall be distributed pro rata to the Package B Holders (if such pro rata distribution is not practicable, the Rights Agent shall sell such Forfeited Shares in the market and distribute the proceeds therefrom pro rata to the Package B Holders); and

(f)	subject to Section 12.8 (so long as the remedies set forth in such Section 12.8 are valid, binding and enforceable in full), the defaulting Equity Investor will remain liable for its Commitments to the Package B Holders for any Forfeited Shares not purchased by the defaulting Equity Investor, the non-defaulting Equity Investors, or other Allowed Rights Holders, and the Package B Holders shall have the right to exercise any and all remedies available to them under this Agreement and under applicable law and in equity.

10.	Notices

All notices to be given hereunder shall be given in writing, by courier service, registered mail or telefax, all such notices being deemed to be effective upon receipt within normal business hours at the recipient.

If to PGS:

Strandveien 4 1324 Lysaker Norway fax: + 47

If to the Equity Investors:

Umoe Invest AS Strandveien18 Postboks 60 324 Lysaker, Norway fax: + 47

Compagnie Générale de Géophysique Corporate Headquarters Tour Maine Montparnasse 33, avenue du Maine B.P. 191 75755 Paris cedex 15 France Attn : C. Pettenati-Auzière fax: 33 1 64 47 34 31

TS Industri Invest AS Postboks 2017 5501 Haugesund, Norway fax: + 47

If to the ad hoc Committee:

Bingham McCutchen LLP One State Street Hartford, CT 06103 Attention: Anthony J. Smits Fax: 860-240-2800;

The address details can be changed by giving notice thereof to all parties to this Agreement, and the ad hoc Committee.

11.	Governing Law; Disputes

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

By its execution and delivery of this Agreement, each of the parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Case, each of the parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. The foregoing shall not limit the ability of each Package B Holder to enforce its rights in the courts in the Kingdom of Norway.

12.	Miscellaneous

12.1	This Agreement may not be amended except with the express written consent of the parties hereto and the majority of the Package B Holders.

12.2	For the sake of clarity, the liability of the Equity Investors hereunder is several, but not joint.

12.3	The rights and obligations of each Equity Investor set forth herein shall not be sold, assigned or otherwise transferred without the express written consent of the majority of the Package B Holders and PGS.

12.4	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

12.5	This Agreement is intended to bind and inure to the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and representatives.

12.6	Together with the Plan, this Agreement and the schedule attached hereto constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

12.7	Time is of the essence with respect to all of the terms of this Agreement.

12.8	PGS and each Equity Investor agree that, for the benefit of the holders of the Package B Distribution, should an Equity Investor default in the performance of its obligations under this Agreement to take up the Offered Shares (and should such shares not be purchased in full by any other Equity Investor or Allowed Rights Holder pursuant to this Agreement), then on the earlier to occur of the Rights Offering Distribution Date or March 31, 2004 (as applicable, the “Payment Date”), the Disbursing Agent for the Package B Distribution (or such other entity appointed by the Bankruptcy Court or pursuant to the Plan) shall be entitled to demand payment of an amount of liquidated damages, which amount shall be determined by multiplying the number of Offered Shares not subscribed to and purchased by such Equity Investor in accordance with its obligations under this Agreement or by any other Equity Investor or Allowed Rights Holder, multiplied by the difference between the Rights Exercise Price and the market price of the New PGS Ordinary Shares as at the Payment Date, together with interest on such amount from the Payment Date to the date of payment thereof at 10% per annum, together with the costs of collection thereof, including attorneys fees and expenses. In agreeing to the aforementioned sum, the parties acknowledge and confirm that the injury to the Package B Holders which would result from such a breach would be difficult or impossible of accurate estimation but that such sum will be a reasonable pre-estimate of the probable loss from such a breach. The parties agree to accept said sum as full and complete payment for any and all claims the Package B Holders may have for the Equity Investors’ breaches of the Agreement and, upon such a breach by an Equity Investor, the Package B Holders shall not be entitled to sue or initiate any action against such breaching Equity Investor to recover damages other than the Package B Holders’ right to receive the foregoing liquidated damages..

[Remainder of page intentionally blank; remaining pages are signature pages.]

Umoe Invest AS	Petroleum Geo-Services ASA

By:	By:

Compagnie Générale de Géophysique	TS Industri Invest AS

By: Christophe PETTENATI-AUZIERE	By:

On behalf of the ad hoc Committee, the undersigned attorney for the ad hoc Committee, acknowledges and agrees that this Underwriting Agreement is in form and substance satisfactory to the ad hoc Committee.

BINGHAM MCCUTCHEN LLP

Anthony J. Smits
Partner

SCHEDULE 1

			Percentage of Total
Equity Investor	Address	Commitment	Commitment

Umoe Invest AS		USD 60,000,000	70.59%
Compagnie Générale de Géophysique		USD 22,000,000	25.88%
TS Industri Invest AS		USD 3,000,000	3.53%

SUM		USD 85,000,000	100.00%